As filed with the Securities and Exchange Commission on September 24, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CLEANCORE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	81-4042082
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5920 S 118th Circle

Omaha, NE 68137

(877) 860-3030

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Clayton Adams

Chief Executive Officer

5920 S 118th Circle

Omaha, NE 68137

(877) 860-3030

Copies to:

Louis A. Bevilacqua, Esq.

BEVILACQUA PLLC

1050 Connecticut Ave., NW, Suite 500

Washington, DC 20036

(202) 869-0888

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 2025

CleanCore Solutions, Inc.

198,824,955 Shares of Class B Common Stock

This prospectus relates to 198,824,955 shares of class B common stock that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

●	168,321,742 shares of class B common stock issued to the selling stockholders; and

●	30,503,213 shares of class B common stock issuable to the selling stockholders upon the exercise of warrants.

We will not receive any proceeds from sales of the class B common stock held by the selling stockholders, but we may receive funds from the exercise of certain warrants held by the selling stockholders.

Our class B common stock is listed on NYSE American under the symbol “ZONE.” On September 23, 2025, the last reported sale price of our class B common stock on NYSE American was $1.98 per share. There is no public market for the warrants.

The selling stockholders may offer and sell the shares being offered by this prospectus from time to time in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their shares. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 to read about factors you should consider before you make an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is     , 2025

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any applicable free writing prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. This document may only be used where it is legal to sell our class B common stock. You should not assume that the information contained in this prospectus, any prospectus supplement, any applicable free writing prospectus or the documents incorporated by reference, is accurate as of any date other than the dates of those documents regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the class B common stock.

For investors outside the United States: Neither we nor the selling stockholders have done or will do anything that would permit this offering, or possession or distribution of this prospectus, any prospectus supplement or free writing prospectus, in any jurisdiction where action for that purpose is required other than in the United States. Persons outside the United States who come into possession of this prospectus, any applicable prospectus supplement or free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside of the United States.

In this prospectus, unless expressly indicated or the context otherwise requires, references to “we,” “our,” “us” or “our company” refer to CleanCore Solutions, Inc., a Nevada corporation, and its consolidated subsidiaries.

All references to “this prospectus” refer to this prospectus and any accompanying prospectus supplement, including the documents incorporated by reference herein and therein, unless the context otherwise requires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, or the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus and any applicable prospectus supplement and the other documents incorporated by reference into this prospectus. You should carefully read the entire prospectus and the other documents incorporated by reference into this prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, any applicable prospectus supplement, and documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference,” before making an investment decision. Some of the statements in this prospectus and the other documents incorporated by reference into this prospectus are forward-looking statements. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

Overview

We specialize in the development and manufacturing of cleaning products that produce pure aqueous ozone for professional, industrial, or home use. We have a patented nanobubble technology using aqueous ozone that we believe is highly effective in cleaning, sanitizing, and deodorizing surfaces and high-touch areas.

Ozone has been used in water treatment facilities to remove pathogens from water for decades. However, ozone was not safe for traditional cleaning because the gas alone can be harmful when inhaled. In recent years, ozone has been found to become a powerful cleaning solution if infused into tap water, which then creates a solution called aqueous ozone. Once the ozone is added into the water, the resulting solution is safe to handle yet continues to hold the effective cleaning and oxidizing components of ozone.

Our product offerings utilize a patented technology that we believe produces an enhanced aqueous ozone solution that requires no additives, filters, or advanced chemicals. We believe that we are the only company that has an aqueous ozone solution that is produced in the form of nanobubbles. Nanobubbles are the nanometer-sized (one billionth of a meter) gaseous cavities in a liquid solution. The common micro sized bubbles have larger diameters which causes them to rise quickly to the surface of an aqueous solution as compared to the smaller bubbles. Since nanobubbles have no natural buoyancy, they remain underwater, where each tiny, negatively charged bubble is attracted to positively charged pollutants and harmful toxins. This union causes the nanobubbles to release ozone which extinguishes pathogens and slowly breaks down the cell walls of mold, germs, and other residues. Further, a smaller size of nanobubbles is also more effective as they have a higher density of ozone and is able to provide a more thorough surface coverage, which destroys a higher number of contaminants.

Our pure aqueous ozone product is a natural cleaner, sanitizer, and deodorizer produced through the infusion of ozone into water using electricity. The use of this ozone solution has been proven effective in eliminating germs, viruses, bacteria, allergens, and molds. Aqueous ozone technology has been tested and previously destroyed pathogens including E. Coli, Staphylococcus, Listeria, and Salmonella. The solution cleans hard surfaces, floors, carpets, upholstery, and food contact surfaces. In addition, the aqueous ozone solution works to significantly deodorize smells.

We offer products and solutions that are marketed for janitorial and sanitation, ice machine cleaning, laundry, and industrial industries. Our products are used in many types of environments including retail establishments, distribution centers, factories, warehouses, restaurants, schools and universities, airports, healthcare, food service, and commercial buildings such as offices, malls, and stores.

Our mission is to become a leader in creating safe, clean spaces that are free from any chemical residue or skin irritants. We are currently expanding our distributor network, improving our production processes, and proving the effectiveness of our products in restaurants, airports, and hotels.

Following the closing of the Offering described below, our business operations expanded to include cryptocurrency treasury operations as described in more detail below.

Cryptocurrency Treasury Operations

Following the closing of the Offering described below, we adopted a digital asset treasury strategy focused on Dogecoin. Pursuant to an asset management agreement that we entered into with Dogecoin Ventures, Inc., or the Asset Manager, and 21Shares US LLC, or 21Shares, on September 5, 2025, or the Asset Management Agreement, we have established a multiyear advisory and asset-management program with the Asset Manager (which is a wholly-owned subsidiary of House of Doge Inc., the commercial arm of the Dogecoin Foundation) and 21Shares to manage our Treasury Assets, which are defined as (i) certain cash net proceeds of the Offering deposited in our account to be utilized for such purpose, or the Account, (ii) cash proceeds that we receive in connection with additional capital raises, if any, with substantially similar objectives as the Offering and (iii) additional available cash or digital assets placed in the Account, as well as all investments thereof, proceeds of, income on and additions or accretions to the same, including all assets which are or were in the Account, but which are deployed in decentralized finance or similar blockchain transactions from time to time in accordance with the investment strategy described in the Asset Management Agreement.

Dogecoin is the native digital asset of the Dogecoin blockchain, an open-source, proof-of-work network launched in 2013. Featuring one-minute block times, low transaction fees and an active global community, Dogecoin is widely used for low-value transfers, micropayments and “tipping” across social-media and gaming platforms. Dogecoin employs an inflationary supply schedule under which its issuance is fixed at approximately 5 billion new Dogecoins each year.

Below is a summary of the current parameters of our digital asset treasury strategy.

●	Asset. Dogecoin (DOGE) only.

●	Execution. Spot purchases or dollar-cost average purchases for cash on U.S. or foreign digital-asset venues that are (i) registered with the Financial Crimes Enforcement Network of the Treasury Department as money-service businesses or otherwise subject to Bank Secrecy Act / Anti-Money Laundering obligations and (ii) approved by the Asset Manager. The Asset Manager and 21 Shares will work with industry-recognized crypto exchanges on staking-like rewards and yield opportunities.

●	Asset Manager. Under the Asset Management Agreement, the Asset Manager will act as discretionary asset manager with authority to execute purchases, sales or transfers with respect to the Treasury Assets consistent with the investment strategy described in the Asset Management Agreement. 21Shares will provide non-discretionary advice, research and analytics support to the Asset Manager with respect to the Treasury Assets.

●	Custody. Dogecoins acquired will be held in segregated wallets at Bitstamp (by Robinhood), through BitGo as the third-party custodian under “cold” or hardware-secured storage. Private keys will be controlled exclusively by the custodian. We do not self-custody. Our board of directors has authorized management to evaluate additional U.S.-regulated qualified custodians from time to time in order to diversify counterparty risk.

●	Use of Dogecoins. A utility-led strategy is underway to establish Dogecoin as a leading cryptocurrency optimized for payments, tokenization, and everyday use. In parallel, discussions with industry-recognized crypto exchanges are focused on introducing staking-like rewards and yield opportunities for treasury holdings, creating additional value for holders.

●	Reporting. Holdings will be measured at fair value in accordance with Accounting Standards Update 2023-08, with changes in fair value reflected in earnings each reporting period. The Asset Manager and our company will cooperate in good faith to obtain information that can be provided to us as frequently as reasonably required by us, subject to any limitations imposed by the custodian.

●	Liquidity and Working-Capital Treatment. Dogecoin is not classified as cash or a cash equivalent for U.S. generally accepted accounting principles or NYSE American purposes. We will maintain a separate reserve of fiat cash sufficient to fund at least twelve (12) months of projected operating expenses to minimize or eliminate the need to sell Dogecoin holdings to meet any near-term obligations.

Private Placement Transaction

Securities Purchase Agreements

On September 1, 2025, we entered into securities purchase agreements, or the Purchase Agreements, with certain purchasers, or the Purchasers, pursuant to which we agreed to issue and sell to the Purchasers pre-funded warrants to purchase an aggregate of 175,000,420 shares of class B common stock, or the Pre-Funded Warrants, for aggregate gross proceeds of $175,000,420, of which $148,650,530 was paid in cash and $26,349,890 was paid in cryptocurrency. In this prospectus, we refer to this offering of Pre-Funded Warrants as the Offering.

Maxim Group LLC, or Maxim, and Curvature Securities, LLC, or Curvature, acted as placement agents, or the Placement Agents, in connection with the Offering, pursuant to the terms and conditions of a placement agency agreement that we entered into with the Placement Agents on September 1, 2025, or the Placement Agreement.

On September 5, 2025, the Offering closed. Pursuant to the Placement Agreement, the Placement Agents received a cash fee equal to 6% of the aggregate gross proceeds of the Offering and reimbursement of certain out-of-pocket expenses. After deducting the placement agent fees, reimbursed expenses, and other offering expenses from the total gross proceeds, including both cash and cryptocurrency gross proceeds, we received net proceeds of approximately $164,257,145. Of this amount, up to $1,100,000 will be used to pay off outstanding indebtedness and $4,400,000 will be used for working capital and general corporate purposes, with the balance of the net proceeds being used to acquire Dogecoin.

Pre-Funded Warrants

The Pre-Funded Warrants have a nominal exercise price of $0.0001 (subject to standard adjustments for stock splits, stock dividends, recapitalizations, mergers and similar transactions), include a cashless exercise provision, and may be exercised at any time commencing on the date that we file an amendment to our articles of incorporation to increase the number of authorized shares of our class B common stock to a level sufficient to permit the issuance of all securities issued in connection with the Purchase Agreements (including the issuance of all shares of class B common stock underlying the Pre-Funded Warrants), which we refer to as the Authorization Amendment, until all of the Pre-Funded Warrants are exercised in full. The Authorization Amendment was filed on September 11, 2025.

The Pre-Funded Warrants also contain a beneficial ownership limitation which provides that we will not effect any exercise, and a holder will not have the right to exercise, any portion of a Pre-Funded Warrant to the extent that, after giving effect to the exercise, such holder (together with such holder’s affiliates) would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of class B common stock outstanding immediately after giving effect to the issuance of shares issuable upon such exercise, which such percentage may be increased or decreased, but not in excess of 9.99%, by the holder upon at least sixty-one (61) days’ prior notice to us.

On September 23, 2025, 163,805,420 of the Pre-Funded Warrants were exercised, leaving 11,195,000 Pre-Funded Warrants outstanding as of September 23, 2025.

Placement Agent Warrants

In connection with the Offering and as partial compensation for their services, on September 5, 2025, we issued a five-year warrant to purchase 3,150,008 shares of class B common stock to Maxim and a five-year warrant to purchase 2,100,005 shares of class B common stock to Curvature and its affiliates (which we collectively refer to as the Placement Agent Warrants). The Placement Agent Warrants may be exercised at any time at an exercise price of $1.33 (subject to standard adjustments for stock splits, stock dividends, recapitalizations, mergers and similar transactions). The Placement Agent Warrants may be exercised on a cashless basis if there is no effective registration statement registering the shares underlying the Placement Agent Warrants or the prospectus contained therein is not available for the resale of such shares by the holder.

The Placement Agent Warrants also contain a beneficial ownership limitation which provides that we will not effect any exercise, and a holder will not have the right to exercise, any portion of a Placement Agent Warrant to the extent that, after giving effect to the exercise, such holder (together with such holder’s affiliates) would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of class B common stock outstanding immediately after giving effect to the issuance of shares issuable upon such exercise, which such percentage may be increased or decreased, but not in excess of 9.99%, by the holder upon at least sixty-one (61) days’ prior notice to us.

Strategic Advisor Warrants

In connection with the Offering and use of proceeds described above, on September 5, 2025, we also entered into a strategic advisor agreement with the Asset Manager, pursuant to which we appointed the Asset Manager to provide certain advisory services relating to the integration of cryptocurrency and digital asset strategies into our business in exchange for (i) a five-year warrant to purchase 8,750,021 shares of class B common stock at an exercise price of $1.00 (subject to standard adjustments for stock splits, stock dividends, recapitalizations, mergers and similar transactions) and (ii) a five-year warrant to purchase 5,250,013 shares of class B common stock at an exercise price of $1.33 (subject to standard adjustments for stock splits, stock dividends, recapitalizations, mergers and similar transactions) (which we collectively refer to as the Strategic Advisor Warrants). The Strategic Advisor Warrants may be exercised at any time and may be exercised on a cashless basis if there is no effective registration statement registering the shares underlying the Strategic Advisor Warrants or the prospectus contained therein is not available for the resale of such shares by the holder.

The Strategic Advisor Warrants also contain a beneficial ownership limitation which provides that we will not effect any exercise, and a holder will not have the right to exercise, any portion of a Strategic Advisor Warrant to the extent that, after giving effect to the exercise, such holder (together with such holder’s affiliates) would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of class B common stock outstanding immediately after giving effect to the issuance of shares issuable upon such exercise, which such percentage may be increased or decreased, but not in excess of 9.99%, by the holder upon at least sixty-one (61) days’ prior notice to us.

Registration Rights Agreement

In connection with the Offering, we also entered into a registration rights agreement with the Purchasers, or the Registration Rights Agreement, pursuant to which we agreed to file the registration statement of which this prospectus forms a part with the SEC within the earlier of (i) the 20th calendar day following the closing date, or (ii) 1 business day after the Stockholder Approval (as defined in the Purchase Agreements) becomes effective (which occurred on September 23, 2025), which we refer to as the Filing Date, in order to register all shares issuable upon exercise of the Pre-Funded Warrants, the Placement Agent Warrants and the Strategic Advisor Warrants and any securities issued or then issuable upon any share split, dividend or other distribution, recapitalization or similar event with respect to the foregoing (which we refer to as the Registrable Securities), and use our best efforts to cause the registration statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than thirty (30) calendar days following the Filing Date or, in the event of a full review by SEC, ninety (90) calendar days following the Filing Date (which we refer to as the Effectiveness Date). If: (i) the registration statement is not filed on or prior to the Filing Date, (ii) we fail to file with the SEC a request for acceleration of the registration statement in accordance with Rule 461 promulgated by the SEC pursuant to the Securities Act within five (5) trading days of the date that we are notified by the SEC that the registration statement will not be “reviewed” or will not be subject to further review, (iii) prior to the effective date of the registration statement, we fail to file a pre-effective amendment and otherwise respond in writing to comments made by the SEC in respect of the registration statement within ten (10) calendar days after the receipt of comments by or notice from the SEC that such amendment is required in order for the registration statement to be declared effective, (iv) the registration statement registering for resale all of the Registrable Securities, subject to the cutback limitations set forth in the Registration Rights Agreement, is not declared effective by the SEC by the Effectiveness Date, or (v) after the effective date of the registration statement, the registration statement ceases for any reason to remain continuously effective as to all Registrable Securities included in the registration statement, or the Purchasers are otherwise not permitted to utilize the prospectus to resell such Registrable Securities, for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days (which need not be consecutive calendar days) during any twelve (12) month period (any such failure or breach being referred to as an Event, and for the purposes of clauses (i) and (iv) above, the date on which such Event occurs, and for the purpose of clause (ii) above, the date on which such five (5) trading day period is exceeded, and for the purpose of clause (iii) above, the date which such ten (10) calendar day period is exceeded, and for the purpose of clause (v) above, the date on which such ten (10) or fifteen (15) calendar day period, as applicable, is exceeded being referred to as Event Date), then, in addition to any other rights the Purchasers may have under the Registration Rights Agreement or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, we shall pay to each Purchaser an amount in cash, as partial liquidated damages and not as a penalty, equal to $1,000 per day of such failure. If we fail to pay any partial liquidated damages in full within seven (7) days after the date payable, we will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Purchaser, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

Corporate Information

Our principal executive offices are located at 5920 S 118th Circle, Omaha, NE 68137, and our telephone number is (877) 860-3030. We maintain a website at www.cleancoresol.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

The Offering

Shares offered by selling stockholders:	This prospectus relates to 198,824,955 shares of class B common stock that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

● 168,321,742 shares of class B common stock issued to the selling stockholders; and

● 30,503,213 shares of class B common stock issuable to the selling stockholders upon the exercise of warrants.

Shares outstanding(1):	183,242,676 shares of class B common stock.

Use of proceeds:	We will not receive any proceeds from sales of the class B common stock held by the selling stockholders, but we may receive funds from the exercise of certain warrants held by the selling stockholders. See “Use of Proceeds.”

Risk factors:	Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 6.

Trading market and symbol:	Our class B common stock is listed on NYSE American under the symbol “ZONE.”

(1)	The number of shares of class B common stock outstanding is based on the number of shares outstanding as of September 23, 2025 and excludes:

●	724,375 shares of class B common stock issuable upon the exercise of outstanding options granted under our 2022 equity incentive plan at a weighted average exercise price of $2.96 per share;

●	1,165,077 shares of class B common stock issuable upon the vesting of restricted stock units granted under our 2022 equity incentive plan;

●	542,273 shares of class B common stock that are reserved for future issuance under our 2022 equity incentive plan; and

●	30,590,713 shares of class B common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.76 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider the risks, uncertainties and assumptions discussed under “Part I-Item 1A-Risk Factors” of our most recent Annual Report on Form 10-K and in “Part II-Item 1A-Risk Factors” in our most recent Quarterly Report on Form 10-Q filed subsequent to such Form 10-K that are incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

USE OF PROCEEDS

We will not receive any proceeds from sales of the class B common stock held by the selling stockholders. We may, however, receive up to approximately $23 million from the exercise of certain warrants held by selling stockholders. We will retain broad discretion over the use of the net proceeds to us. We currently expect to use the net proceeds that we receive from the exercise of such warrants for working capital and other general corporate purposes, as well as for the purchase of Dogecoin. The expected use of net proceeds represents our current intentions based on our present plans and business conditions. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon exercise of the warrants. Pending these uses, we may invest the net proceeds of this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes important terms of the classes of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and our bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Our authorized capital stock consists of 2,100,000,000 shares, consisting of (i) 2,050,000,000 shares of common stock, par value $0.0001 per share, of which 50,000,000 shares are designated class A common stock and 2,000,000,000 shares are designated as class B common stock, and (ii) 50,000,000 shares of “blank check” preferred stock, par value $0.0001 per share.

As September 23, 2025, there were no shares of class A common stock and 183,242,676 shares of class B common stock issued and outstanding.

Common Stock

The holders of class A common stock are entitled to ten (10) votes for each share of class A common stock held of record and the holders of class B common stock are entitled to one (1) vote for each share of class B common stock held of record on all matters submitted to a vote of the stockholders. A share of class A common stock may be voluntarily converted into a share of class B common stock. A transfer of a share of class A common stock will result in its automatic conversion into a share of class B common stock upon such transfer, subject to certain exceptions for (i) transfers to immediate family members, or to trusts for the exclusive benefit of immediate family members, for no consideration, including by will or laws of succession, (ii) a transfer to another holder of class A common stock, or (iii) transfers approved by a majority of disinterest directors. The class B common stock is not convertible. Other than as to voting and conversion rights, our class A common stock and class B common stock have the same rights and preferences and rank equally, share ratably and are identical in all respects as to all matters.

Under our articles of incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

Our articles of incorporation authorize our board to issue up to 50,000,000 shares of preferred stock in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Anti-Takeover Provisions

Provisions of the Nevada Revised Statutes, our articles of incorporation and our bylaws could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of the Nevada Revised Statutes, our articles of incorporation and our bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Dual Class Structure

Under our articles of incorporation, we are authorized to issue two classes of common stock – class A common stock and class B common stock. The class A common stock is entitled to ten votes per share and the class B common stock is entitled to one vote per share on any proposals requiring or requesting stockholder approval.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for our board of directors to issue without stockholder approval, subject to NYSE American’s rules. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of our company by means of a proxy context, tender offer, merger or other transaction since our board of directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our articles of incorporation 50,000,000 shares of preferred stock. Our board acting alone and without approval of our stockholders, subject to NYSE American’s rules, can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

Bylaws

In addition, various provisions of our bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our bylaws may be adopted, amended or repealed only by our board of directors. Our bylaws also contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Additionally, our bylaws also provide that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal. Our bylaws also permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Our bylaws also establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Cumulative Voting

Furthermore, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Nevada Anti-Takeover Statutes

Pursuant to our articles of incorporation, we have elected not to be governed by the terms and provisions of Nevada’s control share acquisition laws (Nevada Revised Statutes 78.378 – 78.3793), which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power.

Pursuant to our articles of incorporation, we have also elected not to be governed by the terms and provisions of Nevada’s combination with interested stockholders statute (Nevada Revised Statutes 78.411 – 78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s voting stock, or otherwise has the ability to influence or control such corporation’s management or policies.

Transfer Agent and Registrar

The transfer agent for our class B common stock is Securities Transfer Corporation. The address for Securities Transfer Corporation is 2901 N Dallas Parkway, Suite 380, Plano, Texas 75093, and the telephone number is (469) 633-0101.

Listing

Our class B common stock is listed on NYSE American under the symbol “ZONE.”

SELLING STOCKHOLDERS

The shares of class B common stock being offered by the selling stockholders are shares issued to the selling stockholders and shares issuable to the selling stockholders upon the exercise of warrants issued to the selling stockholders. We are registering the shares in order to permit the selling stockholders to offer the shares for resale from time to time.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws. Unless otherwise indicated in the footnotes below, based on the information provided to us by or on behalf of the selling stockholders, no selling stockholder has had any material relationship with us within the past three years and no selling stockholder is a broker-dealer or an affiliate of a broker-dealer; provided that, unless indicated below, any selling stockholders who are affiliates of broker-dealers certified to us that they purchased the securities in the ordinary course of business and at the time of the purchase of the securities, they had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares held by each of the selling stockholders. The second column lists the number of shares beneficially owned by each selling stockholder. The third column lists the shares being offered by this prospectus by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Applicable percentage ownership is based on 183,242,676 shares of class B common stock outstanding as of September 23, 2025. For purposes of computing percentage ownership after this offering, we have assumed that all shares held by the selling stockholders will be sold in this offering and that all warrants held by the selling stockholders will be converted into shares of class B common stock and sold in this offering. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of September 23, 2025. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Notwithstanding the foregoing, certain of the warrants held by the selling stockholders contain ownership limitations, such that the we shall not effect any exercise of such warrants to the extent that after giving effect to the issuance of shares upon exercise thereof, such holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99% for certain selling stockholders) of the number of shares of class B common stock outstanding immediately after giving effect to the issuance of such shares, which such limitation may be waived by us upon no fewer than 61 days’ prior notice. Therefore, if a selling stockholder subject to these limitations would beneficially own in excess of 4.99% or 9.99%, we have reduced the applicable percentage to 4.99% or 9.99%, as applicable.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Shares Beneficially Owned Prior to this Offering		Number of Shares Being	Shares Beneficially Owned After this Offering
Name of Selling Stockholder	Shares	%	Offered	Shares	%
1000516271 Ontario Inc.(1)	500,000	*	500,000	0	*
3i, LP(2)	500,000	*	500,000	0	*
ADAR1 Partners, LP(3)	850,000	*	850,000	0	*
Alpine Partners (BVI), L.P.(4)	1,000,000	*	1,000,000	0	*
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B(5)	750,000	*	750,000	0	*
American Steadfast, L.P.(6)	1,089,300	*	1,089,300	0	*
ATW Digital Asset Opportunities X LLC(7)	2,000,000	1.09%	2,000,000	0	*
Auctus Fund, LLC(8)	1,150,000	*	1,150,000	0	*
Boothbay Absolute Return Strategies, LP(9)	700,000	*	700,000	0	*
Boothbay Diversified Alpha Master Fund, LP(10)	300,000	*	300,000	0	*
Borderless Multi-Strategy Fund V LP(11)	1,000,000	*	1,000,000	0	*
Brag House Holdings, Inc.(12)	4,000,000	2.18%	4,000,000	0	*
Canary Digital Fund LP(13)	250,000	*	250,000	0	*
Castor Capital Inc.(14)	150,000	*	150,000	0	*
Cikoj Investments LLC(15)	6,000,000	3.27%	6,000,000	0	*
Citadel CEMF Investments Ltd.(16)	5,000,000	2.66%	5,000,000	0	*
CoinFund Liquid Opportunities LP(17)	530,000	*	530,000	0	*
Connective Capital Emerging Energy QP LP(18)	237,944	*	237,944	0	*
Connective Capital I QP LP(19)	62,056	*	62,056	0	*
Cosmic Vision Innovations Ltd.(20)	2,000,000	1.09%	2,000,000	0	*
Cryptographic Asset Management Pty Ltd(21)	400,000	*	400,000	0	*
Delta Blockchain Fund LP(22)	500,000	*	500,000	0	*
Digital Asset Fund Inc(23)	1,000,000	*	1,000,000	0	*
Dogecoin Ventures, Inc.(24)	24,000,034	4.99%	24,000,034	0	*
DSN Ventures LLC(25)	300,000	*	300,000	0	*
Eleven Eleven Investments, LLC(26)	1,000,000	*	1,000,000	0	*
Evergreen Capital Management LLC(27)	300,000	*	300,000	0	*
ExodusPoint Partners Master Fund, LP(28)	7,500,000	4.09%	7,500,000	0	*
ExpoWorld Ltd.(29)	750,000	*	750,000	0	*
Fifth Lane Partners Fund, LP(30)	1,000,000	*	1,000,000	0	*
FirstFire Global Opportunities Fund, LLC(31)	350,000	*	350,000	0	*
Five Narrow Lane LP(32)	1,000,000	*	1,000,000	0	*
Funicular Funds, LP(33)	500,000	*	500,000	0	*
Ghisallo Master Fund LP(34)	4,000,000	2.18%	4,000,000	0	*
Global Volatility Voyageur Master, Ltd(35)	1,346,800	*	1,346,800	0	*
Great Point Capital, LLC(36)	3,100,000	1.69%	3,100,000	0	*
GSR Markets Switzerland GmbH(37)	8,700,000	4.75%	8,700,000	0	*
Heka Funds Sicav plc - Elysium Alpha Bitcoin Fund Ltd(38)	5,829,000	3.18%	5,829,000	0	*
Heka Funds Sicav plc - Elysium Global Arbitrage Fund Ltd(39)	2,871,000	1.57%	2,871,000	0	*
Hexstone Capital LLC(40)	3,400,000	1.86%	3,400,000	0	*
Hudson Bay Master Fund Ltd.(41)	5,000,000	2.73%	5,000,000	0	*
Intracoastal Capital LLC(42)	500,000	*	500,000	0	*
Intriscic Edge Digital Infrastructure Fund, L.P.(43)	500,000	*	500,000	0	*
JNG Holdings LLC(44)	100,000	*	100,000	0	*
Kontrol Technologies Corp.(45)	1,000,000	*	1,000,000	0	*
L1 Capital Global Opportunities Master Fund(46)	930,420	*	930,420	0	*
Lantern Management Fund LP(47)	3,000,000	1.64%	3,000,000	0	*
Leviston Resources LLC(48)	400,000	*	400,000	0	*
Lincoln Alternative Strategies LLC(49)	1,000,000	*	1,000,000	0	*
Lion Oak Partners & Strategies LLC(50)	4,025,000	2.20%	4,025,000	0	*
LuminArx Opportunistic Alternative Solutions Holdings II Fund LP(51)	147,160	*	147,160	0	*
LuminArx Pavo Holdings II LP(52)	52,840	*	52,840	0	*
Mank Capital LLC(53)	1,500,000	*	1,500,000	0	*

Meteora Select Trading Opportunities Master, LP(54)	1,000,000	*	1,000,000	0	*
Michael Troy Porter(55)	1,501,800	*	1,500,000	1,800	*
Milos Block LLC(56)	1,000,000	*	1,000,000	0	*
MMCAP International Inc. SPC(57)	10,000,000	5.43%	10,000,000	0	*
MOZAYYX Master Fund LP(58)	1,000,000	*	1,000,000	0	*
MOZAYYX TOWER SPV 3, LP(59)	11,000,000	5.91%	11,000,000	0	*
Mythos Orange1 Co Ltd(60)	2,350,000	1.28%	2,350,000	0	*
NADG (DC) Investments, LP(61)	1,500,000	*	1,500,000	0	*
Norwand Foundation(62)	350,000	*	350,000	0	*
Obsidian Strategic Fund LLC(63)	150,000	*	150,000	0	*
Orca Capital AG(64)	500,000	*	500,000	0	*
Pantera DAT Opportunities Master Fund SP(65)	7,500,000	4.09%	7,500,000	0	*
Parkwood Master Fund Ltd.(66)	1,000,000	*	1,000,000	0	*
Pinz Capital Special Opportunities Fund LP(67)	200,000	*	200,000	0	*
Polar Multi-Strategy Master Fund(68)	6,000,000	3.27%	6,000,000	0	*
Regal Funds Management Pty Limited(69)	3,000,000	1.64%	3,000,000	0	*
Richard Rosenblum(70)	300,000	*	300,000	0	*
RLH Capital LLC(71)	200,000	*	200,000	0	*
RLH SPAC Fund LP(72)	250,000	*	250,000	0	*
Robert Leshner(73)	2,000,000	1.09%	2,000,000	0	*
Rockstar Kids Ltd.(74)	550,000	*	550,000	0	*
S.H.N Financial Investments Ltd(75)	450,000	*	450,000	0	*
Sabby Volatility Warrant Master Fund, Ltd.(76)	1,500,000	*	1,500,000	0	*
Series F Liquid Opportunities LP(77)	60,000	*	60,000	0	*
Series G Liquid Opportunities LP(78)	60,000	*	60,000	0	*
Serrur Investment Partners, LP(79)	2,500,000	1.36%	2,500,000	0	*
Shay Capital LLC(80)	653,200	*	653,200	0	*
Solios, Inc.(81)	1,000,000	*	1,000,000	0	*
Spearhead Insurance Solutions IDF, LLC - Series ADAR1(82)	150,000	*	150,000	0	*
Steadfast International Master Fund Ltd.(83)	1,910,700	1.04%	1,910,700	0	*
TQ Master Fund LP(84)	800,000	*	800,000	0	*
Utopia Capital LLC(85)	800,000	*	800,000	0	*
Yalecrest Fund I LP(86)	1,500,000	*	1,500,000	0	*
Yogen Früz Canada Inc(87)	2,000,000	1.09%	2,000,000	0	*
YP Holdings LLC(88)	10,195,000	4.99%	10,195,000	0	*
Maxim Partners LLC(89)	3,150,008	1.69%	3,150,008	0	*
Curvature Securities LLC(90)	630,002	*	630,002	0	*
Joseph Haughton(91)	1,323,003	*	1,323,003	0	*
Julian Martino(92)	117,600	*	117,600	0	*
Eduardo Torres(93)	29,400	*	29,400	0	*
ACME People Company(94)	3,333	*	1,333	2,000	*
Advantage Public Storage, LLC(95)	254,657	*	254,657	0	*
Bevilacqua PLLC(96)	217,241	*	200,000	17,241	*
Boustead Securities, LLC(97)	501,676	*	414,176	87,500	*
Burlington Capital, LLC(98)	1,911,278	1.04%	1,911,278	0	*
Dozzo Management, LLC(99)	6,667	*	6,667	0	*
Gary Hollst(100)	378,936	*	326,020	52,916	*
John H. Nelson(101)	510,569	*	310,569	200,000	*
Joshua S. McLeod(102)	13,333	*	13,333	0	*
Kenneth J. Klein(103)	17,000	*	17,000	0	*
Larry Little(104)	327,747	*	283,862	43,885	*
Lee Rock & Claire Rock(105)	13,333	*	13,333	0	*
Lucosky Brookman LLP(106)	200,000	*	200,000	0	*
Northumberland Capital, LLC(107)	13,333	*	13,333	0	*
Ronnie N. Buchanan(108)	26,667	*	26,667	0	*
Sanzonate Europe Ltd.(109)	415,584	*	415,584	0	*
Sanzonate Global Inc.(110)	5,657	*	5,657	0	*
Stephen Shankle(111)	147,686	*	147,686	0	*
Varkes Churukian(112)	13,333	*	13,333	0	*

*	Less than 1%

(1)	Meng Mike Dai is the director of 1000516271 Ontario Inc. and may be deemed to beneficially own the securities held by it. The address of 1000516271 Ontario Inc. is 1830 Bickford Drive, Mississauga, Ontario, Canada L5J 2K3.

(2)	3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow may be deemed to beneficially own the securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. The address of 3i, LP is 2 Wooster Street, 2nd Floor, New York, NY 10013.

(3)	ADAR1 Capital Management, LLC is the investment manager of ADAR1 Partners, LP and may be deemed to indirectly beneficially own securities held by ADAR1 Partners, LP. ADAR1 Capital Management GP, LLC is the general partner of ADAR1 Partners, LP and may also be deemed to indirectly beneficially own securities held by ADAR1 Partners, LP. Daniel Schneeberger is the manager of ADAR1 Capital Management, LLC and ADAR1 Capital Management GP, LLC and may be deemed to indirectly beneficially own securities held by ADAR1 Partners, LP. The address of ADAR1 Partners, LP is 3503 Wild Cherry Drive, Building 9, Austin, TX 78738.

(4)	The securities are held directly by Alpine Partners (BVI), L.P. for Alpine Global Management, LLC, its equity holder. As such, Alpine Global Management, LLC may be deemed to exercise voting and investment discretion over securities held by Alpine Partners (BVI), L.P. Amy Tarlowe, in her capacity as Alpine Global Management LLC’s Chief Operating Officer, may also be deemed to have investment discretion and voting power over the securities held by Alpine Partners (BVI), L.P. The address of Alpine Partners (BVI), L.P. is c/o Alpine Global Management, LLC, 140 Broadway, 38th Floor, New York, NY 10005.

(5)	Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B is c/o Ayrton Capital LLC, 55 Post Rd W, Westport, CT 06880.

(6)	Robert S. Pitts, Jr. is the controlling principal of Steadfast Capital Management LP, which is the investment manager of American Steadfast, L.P. As a result, Mr. Pitts and Steadfast Capital Management LP may be deemed to indirectly beneficially own the securities held by American Steadfast, L.P. The address of American Steadfast, L.P. is 450 Park Avenue, 20th Floor, New York, NY 10022.

(7)	ATW Digital Asset Opportunities X LLC is wholly-owned by ATW Master Fund V L.P. ATW Partners Opportunities Management, LLC serves as the investment manager to ATW Master Fund V L.P. Antonio Ruiz-Gimenez and Kerry Propper serve as the managing members of ATW Partners Opportunities Management, LLC. ATW Master Fund V L.P, ATW Partners Opportunities Management, LLC and Antonio Ruiz-Gimenez and Kerry Propper may be deemed to have shared voting and dispositive power with respect to securities beneficially owned by ATW Digital Asset Opportunities X LLC. ATW Master Fund V L.P, ATW Partners Opportunities Management, LLC and Antonio Ruiz-Gimenez and Kerry Propper each disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein. The address for ATW Digital Asset Opportunities X LLC is c/o ATW Partners Opportunities Management, LLC, 1 Pennsylvania Plaza, Suite 4810, New York, NY 10119.

(8)	Auctus Fund Management LLC is an exempt reporting adviser that files annual reports with the SEC and the state of Massachusetts and serves as the investment manager to Auctus Fund LLC. Mr. Alfred Sollami and Mr. Louis Posner, as managing members of Auctus Fund Management LLC, with the power to exercise investment and voting discretion, may be deemed to be the beneficial owners of the securities held by Auctus Fund LLC. The address of Auctus Fund LLC is 535 Boylston St, Boston, MA 02116.

(9)	Boothbay Absolute Return Strategies, LP is managed by Meteora Capital, LLC. Meteora Capital, LLC, in its capacity as the investment manager of Boothbay Absolute Return Strategies, LP, has the power to vote and the power to direct the disposition of all securities held by Boothbay Absolute Return Strategies, LP. Vikas Mittal is the managing member of Meteora Capital, LLC. Each of Boothbay Absolute Return Strategies, LP, Meteora Capital, LLC, and Mr. Mittal disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address of Boothbay Absolute Return Strategies, LP is 1200 N. Federal Hwy, #200, Boca Raton, FL 33432.

(10)	Boothbay Diversified Alpha Master Fund, LP is managed by Meteora Capital, LLC. Meteora Capital, LLC, in its capacity as the investment manager of Boothbay Diversified Alpha Master Fund, LP, has the power to vote and the power to direct the disposition of all securities held by Boothbay Diversified Alpha Master Fund, LP. Vikas Mittal is the managing member of Meteora Capital, LLC. Each of Boothbay Diversified Alpha Master Fund, LP, Meteora Capital, LLC, and Mr. Mittal disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address of Boothbay Diversified Alpha Master Fund, LP is 1200 N. Federal Hwy, #200, Boca Raton, FL 33432.

(11)	David Garcia, the managing partner of Borderless Multi-Strategy Fund V LP, has voting and investment control of the securities held by Borderless Multi-Strategy Fund V LP and may be deemed to be the beneficial owner of such securities. Mr. Garcia, however, disclaims any beneficial ownership of the securities held by Borderless Multi-Strategy Fund V LP. The address of Borderless Multi-Strategy Fund V LP is c/o 4290 South Highway 27, Suite 201, Clermont, FL 34711.

(12)	Lavell Juan Malloy, II is the chief executive officer of Brag House Holdings, Inc. and may be deemed to beneficially own the securities held by it. The address of Brag House Holdings, Inc. is 45 Park Avenue, Montclair, NJ 07042.

(13)	Steven McClurg, manager of Canary Funds GP, LLC, the general partner of Canary Digital Fund LP, has voting and investment control of the securities held by Canary Digital Fund LP. Mr. McClurg may be deemed to be the beneficial owner of such securities. Mr. McClurg, however, disclaims any beneficial ownership of the securities held by Canary Digital Fund LP. The address of Canary Digital Fund LP is 8 Cadillac Drive, Suite 300, Brentwood, TN 37027.

(14)	Vince Galloro is the president of Castor Capital Inc. and may be deemed to be the beneficial owner of the securities held by it. The address of Castor Capital Inc. is 186 Vittorio Deluca Drive, Vaughan, Ontario, Canada L4L 0A8.

(15)	Kyle Doppelt is the manager of Cikoj Investments LLC and may be deemed to beneficially own the securities held by it. The address of Cikoj Investments LLC is 800 North State St, Suite 304, Dover, DE 19901.

(16)	The securities being offered include 5,000,000 shares of class B common stock issuable upon the exercise of Pre-Funded Warrants. Citadel Advisors LLC is the portfolio manager of Citadel CEMF Investments Ltd. Citadel Advisors Holdings LP, or CAH, is the sole member of Citadel Advisors LLC. Citadel GP LLC, or CGP, is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over, the securities held by Citadel CEMF Investments Ltd. The foregoing statement is not and shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities other than the securities actually owned by such person (if any). The address of Citadel CEMF Investments Ltd. is c/o Citadel Enterprise Americas LLC, 830 Brickell Plaza, Floor 15, Miami, FL 33131.

(17)	Seth Ginns, managing member of CoinFund Liquid Opportunities GP LLC, the general partner of CoinFund Liquid Opportunities LP, has voting and investment control of the securities held by CoinFund Liquid Opportunities LP. Seth Ginns and CoinFund Liquid Opportunities GP LLC may be deemed to be the beneficial owners of such securities. Seth Ginns and CoinFund Liquid Opportunities GP LLC, however, disclaim any beneficial interest in the securities held by CoinFund Liquid Opportunities LP. The address of CoinFund Liquid Opportunities LP is 5 Bryant Park, Suite 1003, New York, NY 10018.

(18)	CCM LLC is investment manager of Connective Capital Emerging Energy QP LP and has voting and investment discretion over securities held by it. Robert Romero is the managing member of CCM LLC and as such may be deemed to be the beneficial owner of securities held by it and Connective Capital Emerging Energy QP LP. The address of Connective Capital Emerging Energy QP LP is 720 University Avenue, Suite 100, Palo Alto, CA 94301.

(19)	CCM LLC is investment manager of Connective Capital I QP LP and has voting and investment discretion over securities held by it. Robert Romero is the managing member of CCM LLC and as such may be deemed to be the beneficial owner of securities held by it and Connective Capital I QP LP. The address of Connective Capital I QP LP is 720 University Avenue, Suite 100, Palo Alto, CA 94301.

(20)	Yi Shi may be deemed to beneficially own the securities held by Cosmic Vision Innovations Limited. The address of Cosmic Vision Innovations Limited is Unit 417, Tower 2, Lippo Center, No. 89, Queensway, Admiralty, Hong Kong.

(21)	Richard Galvin is the director of Cryptographic Asset Management Pty Ltd. and may be deemed to beneficially own the securities held by it. The address of Cryptographic Asset Management Pty Ltd. is PO Box 585, Gordon, NSW, Australia 2072.

(22)	Kavita Gupta, general partner of Delta Blockchain Fund LP, has voting and investment control of the securities held by it and may be deemed to be the beneficial owner of such securities. Ms. Gupta, however, disclaims any beneficial ownership of the securities held by Delta Blockchain Fund LP. The address of Delta Blockchain Fund LP is 888 Brickell Key Drive, Suite 511, Miami, FL 33131.

(23)	Richard Galvin is the director of Digital Asset Fund Inc. and may be deemed to beneficially own the securities held by it. The address of Digital Asset Fund Inc. is Folio Chambers, PO Box 800, Road Town, Tortola, BVI.

(24)	The securities being offered include (i) 9,000,000 shares of class B common stock, (ii) 1,000,000 shares of class B common stock issuable upon the exercise of Pre-Funded Warrants, (iii) 8,750,021 shares of class B common stock issuable upon the exercise of a warrant at an exercise price of $1.00 (subject to adjustments) and (iv) 5,250,013 shares of class B common stock issuable upon the exercise of a warrant at an exercise price of $1.33 (subject to adjustments). Marco Margiotta is the chief executive officer of Dogecoin Ventures, Inc. and may be deemed to beneficially own the securities held by it. The address of Dogecoin Ventures, Inc. is 2045 NW 1st Ave, Miami, FL 33127. Marco Margiotta is our Chief Investment Officer, but no material relationship between our company and Mr. Margiotta existed at the time that Dogecoin Ventures, Inc. acquired the securities registered herein.

(25)	David S. Nagelberg, the manager of DSN Ventures LLC, may be deemed to be the beneficial owner of the shares held by it and have voting and dispositive power over such shares. The address of DSN Ventures LLC is 1100 S Flagler Dr, Unit 1502, West Palm Beach, FL 33401.

(26)	Kavitha Palani is the managing director of Eleven Eleven Investments, LLC and may be deemed to beneficially own the securities held by it. The address of Eleven Eleven Investments, LLC is 1151 S Alhambra Circle, Coral Gables, FL 33146.

(27)	Jeffrey Pazdro and Alan Uryniak are the managers of Evergreen Capital Management LLC. As such, they may be deemed to beneficially own the securities held by it. To the extent Mr. Pazdro and Mr. Uryniak are deemed to beneficially own such securities, each of them expressly disclaims any such beneficial ownership, except to the extent of his pecuniary interest therein. The address of Evergreen Capital Management LLC is 156 W Saddle River Rd, Saddle River, NJ 07458.

(28)	ExodusPoint Capital Management, LP acts as the investment manager to ExodusPoint Partners Master Fund, LP. Michael Gelband and Hyung Lee, the co-founders and co-chief executive officers of ExodusPoint Capital Management, LP, have voting and investment control of the securities held by ExodusPoint Capital Management, LP. The address of ExodusPoint Partners Master Fund, LP is 65 East 55th Street, 5th Floor, New York, NY 10022.

(29)	John Passalacqua is the president of ExpoWorld Ltd. and may be deemed to beneficially own the securities held by it. The address of ExpoWorld Ltd. is 4936 Yonge St, Suite 153, Toronto, Ontario, Canada M2N 653.

(30)	Fifth Lane Capital, LP is the investment manager of Fifth Lane Partners Fund, LP. Fifth Lane GP, LP is the general partner of Fifth Lane Partners Fund, LP. Fifth Lane Capital GP, LLC is the general partner of Fifth Lane Capital, LP and Fifth Lane GP, LP. Cavan Copeland is the managing member of Fifth Lane Capital GP, LLC. Fifth Lane Capital, LP, Fifth Lane GP, LP, Fifth Lane Capital GP, LLC and Cavan Copeland may be deemed to beneficially own the securities held by Fifth Lane Partners Fund, LP. The address of Fifth Lane Partners Fund, LP is 3300 N. IH-35 Ste. 380, Austin, TX 78705.

(31)	Eli Fireman is the managing member of FirstFire Global Opportunities Fund, LLC and may be deemed to beneficially own the securities held by it. The address of FirstFire Global Opportunities Fund, LLC is 1040 1st Ave, New York, NY 10022.

(32)	Each of Arie Rabinowitz and Joseph Hammer may be deemed to have investment discretion and voting power over the shares held by Five Narrow Lane, L.P. The address of Five Narrow Lane, L.P. is 510 Madison Avenue, Suite 1400, New York, NY 10022.

(33)	Cable Car Capital, LP is the general partner of Funicular Funds, LP. Jacob Ma-Weaver is the managing member of Cable Car Capital, LP. As a result, each of Cable Car Capital, LP and Jacob Ma-Weaver may be deemed the beneficial owner of the securities held by Funicular Funds, LP. The address of Funicular Funds, LP is 601 California St, Suite 1151, San Francisco, CA 94108.

(34)	Ghisallo Capital Management LLC is the investment manager of Ghisallo Master Fund LP and has voting control over the securities held by it. Michael Germino is the managing member of Ghisallo Capital Management LLC. The address of Ghisallo Master Fund LP is 240 Newbury Street, 2nd Floor, Boston, MA 02116.

(35)	Andrew Flug may be deemed to beneficially own the securities held by Global Volatility Voyageur Master, Ltd. The address of Global Volatility Voyageur Master, Ltd is 401 Broadway, Suite 309, New York, NY 10013.

(36)	Dan Dimiero is the manager of Great Point Capital, LLC and may be deemed to beneficially own the securities held by it. The address of Great Point Capital, LLC is 12301 Research Blvd, Building 4-270, Austin, TX 78759.

(37)	The address of GSR Markets Switzerland GmbH is c/o Zedra Trust Company (Suisse) SA, Zweigniederlassung Zug, Baarerstrasse 77, 6300 Zug, Switzerland.

(38)	Fabio Frontini is the director of Heka Funds Sicav plc - Elysium Alpha Bitcoin Fund Ltd and may be deemed to beneficially own the securities held by it. The address of Heka Funds Sicav plc - Elysium Alpha Bitcoin Fund Ltd is 475 Triq il-Kbira, San Guzepp, Santa Venera, SVR 1011 Malta.

(39)	Fabio Frontini is the director of Heka Funds Sicav plc - Elysium Global Arbitrage Fund Ltd and may be deemed to beneficially own the securities held by it. The address of Heka Funds Sicav plc - Elysium Global Arbitrage Fund Ltd is 475 Triq il-Kbira, San Guzepp, Santa Venera, SVR 1011 Malta.

(40)	Brendan O’Neil is the manager of Hexstone Capital LLC and may be deemed to beneficially own the securities held by it. The address of Hexstone Capital LLC is 3053 Fillmore St., Suite 303, San Francisco, CA 94123.

(41)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Management LP, 290 Harbor Drive, Fl 3, Stamford, CT 06902.

(42)	Mitchell P. Kopin and Daniel B. Asher are the managers of Intracoastal Capital LLC and may be deemed to beneficially own the securities held by it. Each of Mr. Kopin and Mr. Asher disclaims beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The address of Intracoastal Capital LLC is 245 Palm Trail, Delray Beach, FL 33483.

(43)	Akshay Kaura may be deemed to beneficially own the securities held by Intrinsic Edge Digital Infrastructure Funds, LP. The address of Intrinsic Edge Digital Infrastructure Funds, LP is 180 North Lasalle Street, Suite 1800, Chicago, IL 60601.

(44)	Joshua Gibson is the managing director of JNG Holdings LLC and may be deemed to beneficially own the securities held by it. The address of JNG Holdings LLC is 101 Bedford Ave, Apt B415, Brooklyn, NY 11211.

(45)	Paul Ghezzi is the chief executive officer of Kontrol Technologies Corp. and may be deemed to beneficially own the securities held by it. The address of Kontrol Technologies Corp. is 11 Cidermill Ave., Suite 201, Vaughan, Ontario, Canada L4K 4B6.

(46)	David Feldman and Joel Arber are the directors of L1 Capital Global Opportunities Master Fund and may be deemed to beneficially own the securities held by it. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such securities, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes. The address of L1 Capital Global Opportunities Master Fund is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman, KY1-1001 Cayman Islands.

(47)	The Investment Committee of Lantern Management Fund GP, the general partner of Lantern Management Fund LP, has voting and investment control of the securities held by Lantern Management Fund LP. The Investment Committee of Lantern Management Fund GP may be deemed to be the beneficial owners of such securities. The Investment Committee of Lantern Management Fund GP, however, disclaim any beneficial ownership of the securities held by Lantern Management Fund LP. The address of Lantern Management Fund LP is c/o Services Cayman Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman KY1-1001, Cayman Islands.

(48)	Roman Rogol may be deemed to beneficially own the securities held by Leviston Resources LLC. The address of Leviston Resources LLC is 1225 Ave Ponce de Leon, PH 855, San Juan, PR 00907-3907.

(49)	Stephen Temes is the managing member of Lincoln Alternative Strategies LLC and may be deemed to beneficially own the securities held by it. The address of Lincoln Alternative Strategies LLC is 404 Washington Ave #650, Miami Beach, FL 33139.

(50)	Jeffrey Silverman is the partner of Lion Oak Partners & Strategies LLC and may be deemed to beneficially own the securities held by it. The address of Lion Oak Partners & Strategies LLC is 95 Greene Street, Apt. 5A, New York, NY 10012.

(51)	The sole general partner of LuminArx Opportunistic Alternative Solutions Holdings II Fund LP is LuminArx Capital Fund GP LP. LuminArx Capital Fund GP LP is ultimately controlled by Min Htoo and Gideon Berger. These individuals may be deemed to have shared voting and investment power of the securities held by LuminArx Opportunistic Alternative Solutions Holdings II Fund LP. The address of LuminArx Opportunistic Alternative Solutions Holdings II Fund LP is 712 Fifth Avenue, 23rd Floor New York, NY 10019.

(52)	The sole general partner of LuminArx Pavo Holdings II LP is LuminArx Capital Fund GP LP. LuminArx Capital Fund GP LP is ultimately controlled by Min Htoo and Gideon Berger. These individuals may be deemed to have shared voting and investment power of the securities held by LuminArx Pavo Holdings II LP. The address of LuminArx Pavo Holdings II LP is 712 Fifth Avenue, 23rd Floor New York, NY 10019.

(53)	Jess Mogul is the president of Mank Capital LLC and may be deemed to beneficially own the securities held by it. The address of Mank Capital LLC is 347 W 87th St, Apt 2R, New York, NY 10024.

(54)	Vikas Mittal may be deemed to have sole voting and dispositive power with respect to the securities held by Meteora Select Trading Opportunities Master, LP. Mr. Mittal disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address of Meteora Select Trading Opportunities Master, LP is 1200 N. Federal Hwy, #200, Boca Raton, FL 33432.

(55)	The address of Michael Troy Porter is 1802 Seminole Rd, Atlantic Beach, FL 32233.

(56)	Scott Packman is the manager of Milos Block LLC and may be deemed to beneficially own the securities held by it. The address of Milos Block LLC is c/o MMPS, 1981 Marcus Ave, Suite E117, Lake Success, NY 11042.

(57)	The securities being offered include (i) 9,000,000 shares of class B common stock and (ii) 1,000,000 shares of class B common stock issuable upon the exercise of Pre-Funded Warrants. MM Asset Management Inc. is the investment manager of MMCAP International Inc. SPC. Matthew MacIsaac is the Secretary of MM Asset Management Inc. Each of MM Asset Management Inc. and Matthew MacIsaac may be deemed to beneficially own the securities held by MMCAP International Inc. SPC. Each MM Asset Management Inc. and Matthew MacIsaac disclaims beneficial ownership of such securities. The address of MMCAP International Inc. SPC is 595 Bay St. 7th Floor, Toronto, ON M5L 2C2.

(58)	Ying Xuan Yong and Matthew Lewis Gefter may be deemed to beneficially own the securities held by MOZAYYX Master Fund LP. The address of MOZAYYX Master Fund LP is 111 Congress Ave, Suite 1200, Austin, TX 78701.

(59)	The securities being offered include (i) 8,000,000 shares of class B common stock and (ii) 3,000,000 shares of class B common stock issuable upon the exercise of Pre-Funded Warrants. Ying Xuan Yong and Matthew Lewis Gefter may be deemed to beneficially own the securities held by MOZAYYX Tower SPV 3 LP. The address of MOZAYYX Tower SPV 3 LP is 111 Congress Ave, Suite 1200, Austin, TX 78701.

(60)	Chu Lawrence Sheng Yu is the director of Mythos Orange1 Co Ltd. and may be deemed to beneficially own the securities held by it. The address of Mythos Orange1 Co Ltd. is Unit 2101, 21/F, Hong Kong Diamond Exchange Building, 8-10 Duddel Street, Central, Hong Kong.

(61)	Robert S. Green is the vice-president of Preston NPE LLC, the general partner of NADG (DC) Investments, LP, and may be deemed to beneficially own the securities held by NADG (DC) Investments, LP. The address of NADG (DC) Investments, LP is c/o NADG, 2851 John Street, Suite One, Markham, Ontario, Canada, L3R 5R7.

(62)	Steven Fathers is the executive director of Norwand Foundation and may be deemed to beneficially own the securities held by it. The address of Norwand Foundation is 10 Lookout Hill, Winton Heights, Nassau, Bahamas.

(63)	Ari Morris is the managing member of Obsidian Strategic Fund LLC and may be deemed to beneficially own the securities held by it. The address of Obsidian Strategic Fund LLC is 108-22 72nd Ave, Forest Hills, NY 11375.

(64)	Roman Grodon, Thomas Koenig, and Beate Ruhle-Burkhardt have shared voting control and investment discretion over the securities held by Orca Capital AG. As a result, each of Roman Grodon, Thomas Koenig and Beate Ruhle-Burkhardt may be deemed to beneficially own the securities held by Orca Capital AG. The address of Orca Capital AG is Sperlring 2, 85276 Pfaffenhofen, Germany.

(65)	Pantera Capital Partners LP, which is ultimately controlled by Matthew Joseph Gorham, serves as investment advisor to Pantera DAT Opportunities Master Fund SP and has control and discretion over the securities held by it. As such, each of Pantera Capital Partners LP and Matthew Joseph Gorham may be deemed the beneficial owner of the securities held by Pantera DAT Opportunities Master Fund SP. Each of Pantera Capital Partners LP and Matthew Joseph Gorham disclaims any beneficial ownership of the securities other than to the extent of any pecuniary interest therein. The address of Pantera DAT Opportunities Master Fund SP is 600 Montgomery St, 45th Floor, San Francisco, CA, 94111.

(66)	Dan Sternberg is the director of Parkwood Master Fund Ltd and may be deemed to beneficially own the securities held by it. The address of Parkwood Master Fund Ltd is c/o Services Cayman Ltd, PO Box 10008, Willow House Cricket Sq, Grand Cayman, KY1-1001.

(67)	Matthew Pinz is the managing member of Pinz Capital Special Opportunities Fund LP and may be deemed to beneficially own the securities held by it. The address of Pinz Capital Special Opportunities Fund LP is c/o Walkers Corporate Center, 27 Hospital Road, Georgetown, Grand Cayman KY1-9008, Cayman Islands.

(68)	Polar Asset Management Partners Inc. serves as investment advisor to Polar Multi-Strategy Master Fund and has control and discretion over the securities held by Polar Multi-Strategy Master Fund. As such, Polar Asset Management Partners Inc. may be deemed the beneficial owner of the securities held by Polar Multi-Strategy Master Fund. Polar Asset Management Partners Inc. disclaims any beneficial ownership of the securities other than to the extent of any pecuniary interest therein. The ultimate natural person who has voting and dispositive power over the securities held by Polar Multi-Strategy Master Fund is Paul Sabourin, Investment Officers of Polar Asset Management Partners Inc. The address of Polar Multi-Strategy Master Fund is c/o Polar Asset Management Partners Inc., 16 York Street, Suite 2900, Toronto, ON, M5J 0E6, Canada.

(69)	Regal Funds Management Pty Ltd. is controlled by Regal Partners Limited. The address of Regal Funds Management Pty Ltd. is Level 46, Gateway, 1 Macquarie Place, Sydney NSW 2000.

(70)	The address of Richard Rosenblum is 2428 Calle Granada, San Juan, PR 00913.

(71)	Louis Camhi is the chief investment officer of RLH Capital LLC and may be deemed to beneficially own the securities held by it. The address of RLH Capital LLC is 2 Broadlawn Ave, Great Neck, NY 11024.

(72)	Louis Camhi, the chief investment officer of RLH Capital LLC, the manager of RLH SPAC Fund LP, may be deemed to beneficially own the securities held by RLH SPAC Fund LP. The address of RLH SPAC Fund LP is 2 Broadlawn Ave, Great Neck, NY 11024.

(73)	The address of Robert Leshner is PO Box 1691, Bridgehampton, NY 11932.

(74)	Devlin DeFrancesco is the director of Rockstar Kids Ltd. and may be deemed to beneficially own the securities held by it. The address of Rockstar Kids Ltd. is Ocean One Condominium, Suite 808, Paradise Island Dr., Nassau, Bahamas.

(75)	Nir Shamir is the chief executive officer of S.H.N. Financial Investments Ltd. and may be deemed to beneficially own the securities held by it. The address of S.H.N. Financial Investments Ltd. is 3 Arik Einstein Street, Herzeliya, Israel.

(76)	The securities are held by Sabby Volatility Warrant Master Fund, Ltd., or Sabby. Sabby Management, LLC, the investment manager to Sabby, has discretionary authority to vote and dispose of the securities held by Sabby and may be deemed to be the beneficial owner of these securities. Hal Mintz, in his capacity as manager of Sabby Management, LLC, may also be deemed to have investment discretion and voting power over the securities held by Sabby. Sabby Management, LLC and Mr. Mintz each disclaim any beneficial ownership of these securities. The address of Sabby is c/o Sabby Management, LLC, 1011 Links Dr., Miami Beach, FL 33109.

(77)	Seth Ginns, managing member of Series F Liquid Opportunities GP LLC, the general partner of Series F Liquid Opportunities LP, has voting and investment control of the securities held by Series F Liquid Opportunities LP. Seth Ginns and Series F Liquid Opportunities GP LLC may be deemed to be the beneficial owners of such securities. Seth Ginns and Series F Liquid Opportunities GP LLC, however, disclaim any beneficial interest in the securities held by Series F Liquid Opportunities LP. The address of the aforementioned parties is 5 Bryant Park, Suite 1003, New York, NY 10018.

(78)	Seth Ginns, managing member of Series G Liquid Opportunities GP LLC, the general partner of Series G Liquid Opportunities LP, has voting and investment control of the securities held by Series G Liquid Opportunities LP. Seth Ginns and Series G Liquid Opportunities GP LLC may be deemed to be the beneficial owners of such securities. Seth Ginns and Series G Liquid Opportunities GP LLC, however, disclaim any beneficial interest in the securities held by Series G Liquid Opportunities LP. The address of the aforementioned parties is 5 Bryant Park, Suite 1003, New York, NY 10018.

(79)	Ezra Serrur, the manager of the general partner of Serrur Investment Partners, LP, has voting and investment control over the securities held by Serrur Investment Partners, LP and may be deemed to be the beneficial owner of such securities. Mr. Serrur, however, disclaims any beneficial ownership of such securities. The address of Serrur Investment Partners, LP is 37 Greenpoint Ave, Suite 416, Brooklyn, NY 11222.

(80)	Shay Capital Holdings LLC is the sole manager of Shay Capital LLC. Andrew Meehan ultimately controls Shay Capital Holdings LLC. As a result, each of Shay Capital Holdings LLC and Andrew Meehan may be deemed to beneficially own the securities held by Shay Capital LLC. The address of Shay Capital LLC is 280 Park Avenue, 5th Floor West, New York, NY 10017.

(81)	Robert Rutherford is the chief operating officer of Solios, Inc. and may be deemed to beneficially own the securities held by it. The address of Solios, Inc. is 1850 Gateway Drive, 6th floor, San Mateo, CA 94404.

(82)	ADAR1 Capital Management, LLC is the investment manager of Spearhead Insurance Solutions IDF, LLC - Series ADAR1 and may be deemed to indirectly beneficially own securities held by it. Daniel Schneeberger is the manager of ADAR1 Capital Management, LLC and may be deemed to indirectly beneficially own securities held by Spearhead Insurance Solutions IDF, LLC - Series ADAR1. The address of Spearhead Insurance Solutions IDF, LLC - Series ADAR1 is 3503 Wild Cherry Drive, Building 9, Austin, TX 78738.

(83)	Steadfast Capital Management LP is the investment manager of Steadfast International Master Fund Ltd and has the power to vote and dispose of the securities held by it. Robert Pitts, Jr. is the controlling principal of Steadfast Capital Management LP. and may be deemed to beneficially own the securities held by Steadfast International Master Fund Ltd. The address of Steadfast International Master Fund Ltd. is 450 Park Avenue, 20th Floor, New York, NY 10022.

(84)	The Quarry LP, the investment adviser of TQ Master Fund LP, is controlled by its founder and chief investment officer Peter Bremberg, who, in such capacity has voting power and investment power with respect to the securities held by TQ Master Fund LP and therefore may be deemed to be the beneficial owner of such securities. The address of TQ Master Fund LP is c/o The Quarry LP, 331 Park Avenue South, 3rd Floor, New York, NY 10010.

(85)	Joseph Lucosky is the manager of Utopia Capital LLC and may be deemed to beneficially own the securities held by it. The address of Utopia Capital LLC is 101 Wood Avenue South, Woodbridge, NJ 08830.

(86)	Michael Pope is the manager of Yalecrest Fund I GP LLC, the general partner of Yalecrest Fund I LP, and may be deemed to beneficially own the securities held by Yalecrest Fund I LP. The address of Yalecrest Fund I LP is 3017 Bolling Way NE, Atlanta, GA 30305.

(87)	Michael Serruya may be deemed to beneficially own the securities held by Yogen Früz Canada Inc. The address of Yogen Früz Canada Inc. is 2300 Steeles Ave W, Unit 180, Vaughan, ON Canada L4K 5X6.

(88)	The securities being offered include (i) 9,000,000 shares of class B common stock and (ii) 1,195,000 shares of class B common stock issuable upon the exercise of Pre-Funded Warrants. Michael Yurkowsky may be deemed to beneficially own the securities held by YP Holdings LLC. The address of YP Holdings LLC is 335 Sophia Ter, St. Augustine, FL 32095.

(89)	The securities being offered include 3,150,008 shares of class B common stock issuable upon the exercise of a warrant at an exercise price of $1.33 (subject to adjustments). Clifford Teller may be deemed to beneficially own the securities held by Maxim Partners LLC. Maxim Partners LLC received these securities for investment banking services provided to us by its subsidiary, Maxim Group LLC, an SEC registered broker-dealer. The address of Maxim Partners LLC is 300 Park Avenue, 16th Floor New York, NY 10022.

(90)	The securities being offered include 630,002 shares of class B common stock issuable upon the exercise of a warrant at an exercise price of $1.33 (subject to adjustments). Chaim Michael Bodner may be deemed to beneficially own the securities held by Curvature Securities LLC. Curvature Securities LLC is an SEC registered broker-dealer and received these securities for investment banking services provided to us. The address of Curvature Securities LLC is 39 Main Street Chatham, NJ 07928.

(91)	The securities being offered include 1,323,003 shares of class B common stock issuable upon the exercise of a warrant at an exercise price of $1.33 (subject to adjustments). Joseph Haughton is an employee of Curvature Securities LLC, an SEC registered broker-dealer, and received these securities for investment banking services provided to us. The address of Joseph Haughton is 39 Main Street Chatham, NJ 07928.

(92)	The securities being offered include 117,600 shares of class B common stock issuable upon the exercise of a warrant at an exercise price of $1.33 (subject to adjustments). Julian Martino is an employee of Curvature Securities LLC, an SEC registered broker-dealer, and received these securities for investment banking services provided to us. The address of Julian Martino is 39 Main Street Chatham, NJ 07928.

(93)	The securities being offered include 29,400 shares of class B common stock issuable upon the exercise of a warrant at an exercise price of $1.33 (subject to adjustments). Eduardo Torres is an employee of Curvature Securities LLC, an SEC registered broker-dealer, and received these securities for investment banking services provided to us. The address of Eduardo Torres is 39 Main Street Chatham, NJ 07928.

(94)	Travis Buchanan is the president of ACME People Company and may be deemed to beneficially own the securities held by it. Mr. Buchanan disclaims beneficial ownership of such securities except to the extent of his pecuniary interest, if any, in such securities. Mr. Buchanan is the President of our company. The address of ACME People Company is 3782 Caesars Circle., Las Vegas, NV 89120.

(95)	Patrick Nolan is the owner of Advantage Public Storage, LLC and may be deemed to beneficially own the securities held by it. The address of Advantage Public Storage, LLC is c/o NFO Group, LLC, 952 Echo Lane, Suite 340, Houston, TX 77024.

(96)	Louis A. Bevilacqua, Esq. is the managing member of Bevilacqua PLLC and may be deemed to beneficially own the securities held by it. Mr. Bevilacqua disclaims beneficial ownership of such securities except to the extent of his pecuniary interest, if any, in such securities. Bevilacqua PLLC has served as outside corporate and securities counsel to our company since August 2022 and received these securities as partial compensation for its services. The address of Bevilacqua PLLC is 1050 Connecticut Ave NW, Suite 500, Washington, DC 20036.

(97)	The securities being offered include (i) 375,000 shares of class B common stock, (ii) 29,750 shares of class B common stock issuable upon the exercise of a warrant at an exercise price of $1.25 (subject to adjustments) and (iii) 9,426 shares of class B common stock issuable upon the exercise of a warrant at an exercise price of $1.06 (subject to adjustments). Lincoln Smith has sole voting and investment power over the securities held by Boustead Securities, LLC. Boustead Securities, LLC is a registered broker-dealer and received these securities for investment banking services provided to us. The address of Boustead Securities, LLC is 6 Venture, Suite 395, Irvine, CA 92618.

(98)	Lisa Roskens is the chairman and chief executive officer of Burlington Capital, LLC and may be deemed to beneficially own the securities held by it. Ms. Roskens disclaims beneficial ownership of such securities except to the extent of her pecuniary interest, if any, in such shares. The address of Burlington Capital, LLC is 1004 Farnam Street, Suite 400, Omaha NE 68102.

(99)	David Dozzo is the managing member of Dozzo Management, LLC and may be deemed to beneficially own the securities held by it. The address of Dozzo Management, LLC is 1455 Halsey Way, Carrollton, TX 75007.

(100)	Gary Hollst is the Chief Revenue Officer of our company. The address of Gary Hollst is 1619 County Road 6 Yutan, NE 68073.

(101)	The address of John H. Nelson is 1601 South 187 Circle, Omaha, NE 68130.

(102)	The address of Joshua S. McLeod is 11909 Arenoso Drive, Las Vegas, NV 89138.

(103)	The address of Kenneth J. Klein is 12415 Rocky Knoll Drive, Houston, TX 77077.

(104)	The address of Larry Little is 632 Merlot Ct., Fairview, TX 75069.

(105)	The address of Lee Rock & Claire Rock is 26164 Crosswinds Landing, Selbyville, DE 19975.

(106)	The address of Lucosky Brookman LLP is 101 Wood Avenue South, Woodbridge, NJ 08830.

(107)	William Dickson is the managing member of Northumberland Capital, LLC and may be deemed to beneficially own the securities held by it. The address of Northumberland Capital, LLC is 1380 E. Jefferson, Detroit, MI 48207.

(108)	The address of Ronnie N. Buchanan is 205 2nd St., Hermosa Beach, CA 90254.

(109)	Kenneth J. Klein is the President of Sanzonate Global Inc and may be deemed to beneficially own the securities held by it. The address of Sanzonate Global Inc is 952 Echo Lane, Ste 340, Houston, TX 77024.

(110)	The securities being offered include 5,657 shares of class B common stock issuable upon the exercise of a warrant at an exercise price of $1.25 (subject to adjustments). Kenneth J. Klein is the President of Sanzonate Europe Ltd and may be deemed to beneficially own the securities held by it.

(111)	The address of Stephen Shankle is 5120 Corinthian Bay, Plano, TX 75093.

(112)	The address of Varkes Churukian is 26664 Trillium Drive, Farmington Hills, MI 48331.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their donees, pledgees, transferees, assignees and successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed or prices at prevailing market prices at the time of sale, at prices relating to the prevailing market price, at varying price determined at the time of sale or at negotiated prices. A selling stockholder may use any one or more of the following methods when disposing securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades (which may include crosses) in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange and/or secondary distributions;

●	directly to purchasers, including through specific bidding, auction or other process in privately negotiated transactions;

●	underwritten offerings;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, including, without limitation, any securities sold, borrowed or purchased by a counterparty to a selling stockholder as a hedge to such transaction;

●	through the distribution of the shares of class B common stock by a selling stockholder to its employees, partners (including limited partners), members or stockholders;

●	through delayed delivery requirements;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of class B common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of class B common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee, or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of class B common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to the shares of class B common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of class B common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Fennemore Craig P.C.

EXPERTS

The consolidated financial statements of our company for the years ended June 30, 2025 and 2024 have been incorporated by reference in this prospectus in reliance upon the reports of TAAD LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.cleancoresol.com. Information accessible on or through our website is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities that we are offering. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

●	our Annual Report on Form 10-K for the year ended June 30, 2025 filed with the SEC on August 22, 2025;

●	our Current Reports on Form 8-K filed with the SEC on September 2, 2025, September 5, 2025 and September 8, 2025; and

●	the description of our class B common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 filed with the SEC on August 22, 2025, including any amendment or report filed for the purpose of updating such description.

Any statement made in a document incorporated by reference into this prospectus or any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus or such prospectus supplement to the extent that a statement contained in this prospectus or such prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or such prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to CleanCore Solutions, Inc., Attn: Secretary, 5920 S 118th Circle, Omaha, NE 68137, or by calling us at (877) 860-3030.

198,824,955 Shares of Class B Common Stock

CleanCore Solutions, Inc.

PROSPECTUS

, 2025

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth estimated fees and expenses (except in the case of the SEC registration fee) in connection with the issuance and distribution of the securities being registered.

Amount
SEC registration fee	$61,017.18
Accounting fees and expenses	10,000.00
Legal fees and expenses	15,000.00
Transfer agent fees and expenses	3,000.00
Printing and related fees and expenses	5,000.00
Miscellaneous fees and expenses	2,000.82
Total	$96,018.00

Item 15. Indemnification of Directors and Officers

We are a Nevada corporation. The Nevada Revised Statutes and certain provisions of our bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of our stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or directors. The Nevada Revised Statutes also grant us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

To the maximum extent permitted by law, our articles of incorporation eliminate or limit the liability of our directors to us or our stockholders for monetary damages for breach of a director’s fiduciary duty as a director.

We have entered or intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our articles of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our articles of incorporation and bylaws.

We have obtained standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
4.1	Articles of Incorporation of CleanCore Solutions, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed on October 10, 2023)
4.2	Certificate of Amendment to Articles of Incorporation
4.3	Bylaws of CleanCore Solutions, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed on October 10, 2023)
4.4	Form of Pre-Funded Warrant issued on September 5, 2025 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on September 5, 2025)
4.5	Placement Agent Common Stock Purchase Warrant issued by CleanCore Solutions, Inc. to Maxim Group LLC on September 5, 2025 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on September 5, 2025)
4.6	Placement Agent Common Stock Purchase Warrant issued by CleanCore Solutions, Inc. to Curvature Securities, LLC on September 5, 2025 (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed on September 5, 2025)
4.7	Strategic Advisor Common Stock Purchase Warrant issued by CleanCore Solutions, Inc. to Dogecoin Ventures, Inc. on September 5, 2025 (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed on September 5, 2025)
4.8	Strategic Advisor Common Stock Purchase Warrant issued by CleanCore Solutions, Inc. to Dogecoin Ventures, Inc. on September 5, 2025 (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed on September 5, 2025)
4.9	Common Stock Purchase Warrant issued by CleanCore Solutions, Inc. to Boustead Securities, LLC on June 9, 2025 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on June 11, 2025)
4.10	Common Stock Purchase Warrant issued by CleanCore Solutions, Inc. to Boustead Securities, LLC on June 9, 2025 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on June 11, 2025)
4.11	Form of Common Stock Purchase Warrant issued by CleanCore Solutions, Inc. on April 16, 2025 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on April 21, 2025)
4.12	Common Stock Purchase Warrant issued by CleanCore Solutions, Inc. to Sanzonate Global Inc. on April 15, 2025 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on April 21, 2025)
4.13	Common Stock Purchase Warrant issued by CleanCore Solutions, Inc. to Boustead Securities, LLC on April 30, 2024 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on May 1, 2024)
5.1	Opinion of Fennemore Craig P.C.
23.1	Consent of TAAD LLP
23.2	Consent of Fennemore Craig P.C (included Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)
107	Exhibit Filing Fees

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the Commission, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on September 24, 2025.

CLEANCORE SOLUTIONS, INC.

By:	/s/ Clayton Adams
Clayton Adams Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Clayton Adams and David Enholm as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file a new registration statement under Rule 461, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Clayton Adams	Chairman and Chief Executive Officer (principal executive officer)	September 24, 2025
Clayton Adams

/s/ David Enholm	Chief Financial Officer (principal financial and accounting officer)	September 24, 2025
David Enholm

/s/ Alexander Benjamin Spiro	Chairman of the Board	September 24, 2025
Alexander Benjamin Spiro

/s/ Peter Frei	Director	September 24, 2025
Peter Frei

/s/ Tim Stebbing	Director	September 24, 2025
Tim Stebbing

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